Exhibit 99.1

ORLANDO, Fla., September 1, 2019 — Due to the continued threat of Hurricane Dorian on Orlando, the state of Florida, the southeast and the east coast, Surf Expo announced today that it will cancel the 2019 event, as well as the pre-show outdoor festival, Waterfest, on September 4, at the Orange County Convention Center in Orlando, FL. Surf Expo’s leadership team has been constantly monitoring the storm closely and evaluating information from both local, state and federal officials and partners to determine the best course of action.

“We understand that Surf Expo plays an important part in connecting buyers and sellers in the Boardsports Beach & Resort industries and that many rely on our marketplace for filling their commerce needs, but travel and logistical difficulties and, more importantly, our customers’ safety is at the forefront of our minds.  Given the state of affairs regarding Hurricane Dorian today, we had no choice but to cancel Surf Expo. We recognize that many of our customers will be directly impacted by Hurricane Dorian and feel their focus should be on their families, businesses and community at this time”, said Roy Turner, SVP, Surf Expo Show Director, Emerald Expositions.

About Surf Expo:

Surf Expo is the largest and longest running watersports, beach and resort lifestyle trade show in the world. Produced twice annually, the show draws buyers from specialty stores, major chains, resorts, cruise lines, marinas and beach rental companies from across the U.S., the Caribbean, Central and South America and around the world. Surf Expo features approximately 1,000 booths of apparel, hard goods, accessories and gifts, and a full line-up of special events, fashion shows, and annual award ceremonies. Surf Expo is a trade-only event. The next show will be held January 8-10, 2020 and September 10-12, 2020 at the Orange County Convention Center in Orlando Florida. www.surfexpo.com

Surf Expo is owned by Emerald Expositions, a leading operator of business-to-business trade shows in the United States. The company currently operates 60 trade shows, as well as numerous other face-to-face events. In 2018, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied nearly 7 million net square feet of exhibition space.

Media Contact:

Adrienne Belk

VP, Marketing, Surf Expo

abelk@surfexpo.com

678-781-7956